Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1 TO THE AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”), dated as of July 21, 2015, to that certain Agreement and Plan of Merger, dated as of July 21, 2014 (the “Merger Agreement”), by and among IMB HOLDCO LLC, a Delaware liability company (“Oxygen”), CIT GROUP INC., a Delaware corporation (“Carbon”), CARBON MERGER SUB LLC, a Delaware limited liability company and a wholly owned subsidiary of Carbon (“Merger Sub”) and JCF HOLDCO I L.P., a Cayman entity, solely in its capacity as the Holders’ Representative, is made and entered into by Carbon, Oxygen and Merger Sub. Capitalized terms used, but not defined, herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

WHEREAS, the Board of Directors of Carbon, Oxygen and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders and members, as applicable, to enter into this Amendment; and

WHEREAS, the parties desire to amend certain terms of the Merger Agreement in accordance with Section 8.3 of the Merger Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Section 1. Amendments to Merger Agreement.

(a)         Section 8.1(c) of the Merger Agreement is hereby amended by replacing the phrase “the first anniversary of the date of this Agreement” with “October 1, 2015”.

(b)         Section 9.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 8:00 a.m. New York City time at the offices of Wachtell, Lipton, Rosen & Katz, on the first Potential Closing Date to occur after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or at such other place, date and time as mutually agreed in writing by the parties (the “Closing Date”). “Potential Closing Date” means August 3, 2015 or October 1, 2015.”

(c)    Section 1.2 of the Merger Agreement is hereby amended and restated as follow:

Effective Time. The Merger shall become effective as set forth in the certificate of merger to be filed with the Secretary of State of the State of Delaware no later than the Closing Date (the “Certificate of Merger”). The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificate of Merger, which shall be 8:00 a.m. New York City time on the Closing Date unless otherwise mutually agreed in writing by the parties.

(d)   Section 1.4(b) of the Merger Agreement is hereby amended by replacing the phrase “unvested restricted shares of Carbon Common Stock” in the first sentence with the phrase “unvested restricted stock units in respect of Carbon Common Stock”.

(e)    Section 1.12(c) of the Merger Agreement is hereby amended and restated in its entirety as follows:

The directors of the Surviving Bank (i) from and after the Bank Merger Effective Time shall consist of (A) 9 of the members of the Carbon Board of Directors immediately following the Effective Time (which nine members shall include Alan Frank and Steven Mnuchin), (B) Nelson Chai and (C) Joseph Otting and (ii) following the Bank Merger Effective Time, shall also include one (1) independent director to be selected by Carbon and added to the Board of Directors of the Surviving Bank promptly following the Bank Merger Effective Time, in each case, until their successors shall have been duly elected or appointed and qualified, or their earlier death, resignation or removal. Oxygen Bank’s Board of Directors shall take all appropriate action prior to Closing so that following the Bank Merger Effective Time, Steven Mnuchin shall hold the office of Chairman of the Surviving Bank (which, for the avoidance of doubt, is not the Chairman of the Surviving Bank Board of Directors) and Joseph Otting shall hold the office of Chief Executive Officer and President of the Surviving Bank.

(f)    The definition of “Excluded Amount” in Section 9.5(c) shall be amended and restated as follows:

“Excluded Amount” means (x) $2,665,000 plus (y) the aggregate increase to clauses (i) and (ii) of the definition of “Gross Merger Consideration” resulting, directly or indirectly, from the Prohibited Transactions and Prohibited Practices, if any.

(g)   Exhibit A to the Merger Agreement shall be amended as set forth on Exhibit A hereto.

Section 2. Final Gross Merger Consideration. Carbon and Oxygen agree that “Final Gross Merger Consideration” as finally determined pursuant to Section 1.7(c)(iii) is $3,403,329,911.56. All items with respect to the calculation of “Final Gross Merger Consideration” and the Oxygen Audited Interim Financial Statements, set forth in Carbon’s Notice of Disagreement dated July 7, 2015, have been resolved and such resolution is reflected in the foregoing determination of the Final Gross Merger Consideration.

Section 3. Tax-Effected Transaction Expenses. Carbon and Oxygen agree that (a) if the Closing occurs on August 3, 2015 and the list of final Transaction Expenses provided by

Oxygen to Carbon prior to the date of this Amendment is not determined to be inaccurate or incomplete prior to the Closing Date, the “Tax Effected Transaction Expenses” as determined in accordance with Section 6.14 are $28,356,475.80; provided, that if such list of final Transaction Expenses is determined to be inaccurate or incomplete, Carbon and Oxygen agree to adjust the Tax Effected Transaction Expenses accordingly prior to the Closing Date and (b) if the Closing occurs on October 1, 2015, each of Carbon and Oxygen shall use reasonable best efforts to agree on the amount of Tax-Effected Transaction Expenses no later than 10 Business Days prior to the Closing Date. Without limiting the foregoing, all items with respect to the calculation of the “Tax Effected Transaction Expenses” set forth in Carbon’s Notice of Disagreement dated July 7, 2015 have been resolved and such resolution is reflected in the foregoing determination of the Tax- Effected Transaction Expenses.

Section 4. Confirmation of Merger Agreement. Other than as expressly modified pursuant to this Amendment, all of the terms, conditions and other provisions of the Merger Agreement are hereby ratified and confirmed and shall continue to be in full force and effect in accordance with their respective terms.

Section 5. References. All references to the Merger Agreement (including “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement”) shall refer to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, references to the date of the Merger Agreement (as amended hereby) and references in the Merger Agreement to “the date hereof,” “the date of this Agreement” and terms of similar import shall in all instances continue to refer to July 27, 2014.

Section 6. Oxygen Authority Relative to Amendment. Oxygen has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by Oxygen of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of Oxygen and the requisite Oxygen Holders as required under Oxygen’s Organizational Documents and the DLLCA and no other corporate proceedings on the part of Oxygen or vote of Oxygen Holders are necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by Oxygen and, assuming this Amendment constitutes the legal, valid and binding agreement of Carbon and Merger Sub, this Amendment constitutes the legal, valid and binding agreement of Oxygen and is enforceable against Oxygen in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

Section 7. Carbon and Merger Sub Authority Relative to Amendment. Each of Carbon and Merger Sub has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Merger Agreement as amended by this Amendment. The execution, delivery and performance by Carbon and Merger Sub of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Carbon and Merger Sub, and no other corporate proceedings on the part of Carbon or Merger

Sub or vote of Carbon’s or Merger Sub’s stockholders is necessary to authorize the consummation of the transactions contemplated by the Merger Agreement, as amended by this Amendment, including the Merger. This Amendment has been duly and validly executed and delivered by Carbon and Merger Sub and, assuming this Amendment constitutes the legal, valid and binding agreement of Oxygen, this Amendment constitutes the legal, valid and binding agreement of Carbon and Merger Sub and is enforceable against Carbon and Merger Sub in accordance with its terms, except as such enforcement may be subject to the Enforceability Exceptions.

Section 8. Miscellaneous. The provisions of Sections 9.2, 9.4, 9.5(a), 9.5(b), 9.7, 9.8, 9.9, 9.10, 9.11, 9.12 and 9.13 of the Merger Agreement shall apply to this Amendment mutatis mutandis, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CIT GROUP, INC.
By:	/s/ John T. Thain
	Name:	John T. Thain
	Title:	Chairman and Chief Executive Officer

EXECUTION VERSION

CARBON MERGER SUB LLC
By:	/s/ John T. Thain
	Name:	John T. Thain
	Title:	Chairman

EXECUTION VERSION

IMB HOLDCO LLC
By:	Steven T. Mnuchin
	Name:	Steven T. Mnuchin
	Title:	Chairman

EXECUTION VERSION

Exhibit A

The following definition in Exhibit A of the Merger Agreement is hereby amended and restated as follows:

“Gain on Sale” means , as of the applicable date, an amount equal to (i) the cash proceeds received by Carbon and its Subsidiaries in respect of a sale of Financial Freedom to a third party that is consummated following June 30, 2014 and prior to the Financial Freedom Holdback Termination Date minus (ii) the Financial Freedom Book Value (provided, however, if the Financial Freedom Book Value is a negative number, then the amount in clause (ii) shall be added to the amount in clause (i)) minus (iii) Financial Freedom Losses plus (iv) the Financial Freedom Holdback Amount minus (v) any increase in reserves related to Financial Freedom, to the extent not taken into account in the calculation of Financial Freedom Losses.